Exhibit 10.1

December 15, 2010

Aceto Corporation, et al
$40,000,000 Senior Secured Revolving Credit Facility
$40,000,000 Senior Secured Term Loan Facility
Commitment Letter

Aceto Corporation
One Hollow Lane
Lake Success, New York 11042

Attention:           Douglas Roth, Chief Financial Officer

Ladies and Gentlemen:

           You have advised JPMorgan Chase Bank, N.A. (“JPMCB”) that Aceto Corporation, a New York corporation, Aceto Agricultural Chemicals Corporation, a New York corporation, CDC Products Corporation, a New York corporation, Aceto Pharma Corp., a Delaware corporation, ACCI Realty Corp., a New York corporation, Arsynco Inc., a New Jersey corporation, Aceto Realty LLC, a New York limited liability company, jointly and severally, (each a “Company” and, collectively, the “Companies”) are seeking to raise a senior credit facility for the purposes of consummating a certain acquisition and for other general corporate purposes of the Companies.  In that connection, you have requested that JPMCB agree to structure, arrange and syndicate senior secured revolving credit and term loan facilities (the “Facility”) in an aggregate amount of up to $80,000,000 consisting of a revolving credit facility of $40,000,000 and a term loan facility of $40,000,000 and that JPMCB commit to provide a portion of the Facility and to serve as Administrative Agent for the Facility, all in accordance with the terms and conditions described in the Term Sheet.

           JPMCB is pleased to advise you of its commitment to provide up to $40,000,000 of the Facility and that it is willing to act as exclusive arranger for the Facility.  In such capacity, JPMCB will use commercially reasonable efforts to assemble a syndicate of financial institutions identified by JPMCB in consultation with you (the “Lenders”), to provide the balance of the necessary commitments for the Facility, in each case upon the terms and subject to the conditions set forth or referred to in this commitment letter (the “Commitment Letter”) and in the Summary of Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”).  It is a condition to JPMCB’s commitment hereunder that the portion of the Facility not being provided by JPMCB shall be provided by the other Lenders referred to below.

           It is agreed that JPMCB will act as the sole and exclusive Administrative Agent, and that JPMCB will act as the sole and exclusive Arranger and Bookrunner (in such capacities, the “Arranger”) for the Facility.  You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other that that expressly contemplated by the Term Sheet and the Fee Letter referred to below) will be paid in connection with the Facility unless you and we shall so agree.

Confidential

           The Arranger intends to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree actively to assist the Arranger in completing a syndication satisfactory to it prior to the execution and delivery of the definitive documentation for the Facility.  Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing lending and investment banking relationships, (b) direct contact between senior management and advisors of the Companies, on the one hand, and the proposed Lenders, on the other hand, (c) the hosting, with the Arranger, of one or more meetings or conference calls with prospective Lenders and (d) assistance in the preparation of a marketing materials for the bank meeting.

           As the Arranger, JPMCB will manage all aspects of the syndication in consulation with you, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders.  In acting as the Arranger, JPMCB will have no responsibility other than to arrange the syndication as set forth herein and shall in no event be subject to any fiduciary or other implied duties.  To assist JPMCB in its syndication efforts, you agree promptly to prepare and provide to JPMCB all information with respect to each Company and the transactions contemplated hereby, including all financial information and projections (the “Projections”), as we may reasonably request in connection with the arrangement and syndication of the Facility.  You hereby represent and covenant that (a) all information other than the Projections (the “Information”) that has been or will be made available to JPMCB by you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to JPMCB by you or any of your representatives have been or will be prepared in good faith based upon reasonable assumptions.  You understand that in arranging and syndicating the Facility we may use and rely on the Information and Projections without independent verification thereof.

           JPMCB’s commitment hereunder and agreement to perform the services described herein are subject to (a) there not occurring or becoming known to us any material adverse condition or material adverse change in or affecting the business, operations, property, condition (financial or otherwise) or prospects of the Companies and their respective subsidiaries, taken as a whole, (b) our completion of and satisfaction in all respects with a due diligence investigation of the Companies, (c) our not becoming aware after the date hereof of any information or other matter affecting any Company or the transactions contemplated hereby which is inconsistent in a material and adverse manner with any such information or other matter disclosed to us prior to the date hereof, (d) there not having occurred a material disruption of or material adverse change in financial, banking or capital market conditions that, in our judgment, could materially impair the syndication of the Facility, (e) our satisfaction that prior to and during the syndication of the Facility there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or  on behalf of any Company or any affiliate thereof, (f) the negotiation, execution and delivery on or before February 8, 2011 of definitive documentation with respect to the Facility satisfactory to JPMCB and its counsel and (g) the other conditions set forth or referred to in the Term Sheet.  The terms and conditions of JPMCB’s commitment hereunder and of the Facility are not limited to those set forth herein and in the Term Sheet.  Those matters that are not covered by the provisions hereof and of the Term Sheet are subject to the approval and agreement of JPMCB and the Companies.

2

Confidential

           Each Company agrees to, jointly and severally, (a) indemnify and hold harmless JPMCB and its affiliates and their respective officers, directors, employees, advisors, and agents (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Facility, the use of the proceeds thereof or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct or gross negligence of such indemnified person, and (b) reimburse JPMCB and its affiliates on demand for all out-of-pocket expenses (including due diligence expenses, syndication expenses, consultant’s fees and expenses, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Facility and any related documentation (including this Commitment Letter, the Term Sheet, the Fee Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof.  No indemnified person shall be liable for any indirect or consequential damages in connection with its activities related to the Facility.  No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems or for any special, indirect, consequential or punitive damages in connection with the Facilities.

           This Commitment Letter shall not be assignable by you without the prior written consent of JPMCB (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto.  This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and JPMCB.  This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement.  Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of manually executed counterpart hereof.  This Commitment Letter and the Fee Letter dated the date hereof and delivered in connection herewith are the only agreements that have been entered into among us with respect to the Facility and set forth the entire understanding of the parties with respect thereto.

           This Commitment Letter shall be governed by, and construed in accordance with, the law of the State of New York.  Each Company consents to the nonexclusive jurisdiction and venue of the state or federal courts located in the City of New York.  Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, (a) any right it may have to a trial by jury in any legal proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory) and (b) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in the state or federal courts located in the City of New York.

3

Confidential

           This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your officers, agents and advisors who are directly involved in the consideration of this matter or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof), provided that, the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and its terms and substance) after this Commitment Letter has been accepted by you.

           You acknowledge that JPMCB and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise.  JPMCB will not use confidential information obtained from you by virtue of the transactions contemplated by this letter or their other relationships with you in connection with the performance by JPMCB of services for other companies, and JPMCB will not furnish any such information to other companies.  You also acknowledge that JPMCB has no obligation to use in connection with the transactions contemplated by this letter, or to furnish to you, confidential information obtained from other companies.

           The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or JPMCB’s commitment hereunder.

           If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter, not later than 5:00 p.m., New York City time, on December 15, 2010.  JPMCB’s commitment and agreements herein will expire at such time in the event JPMCB has not received such executed counterparts in accordance with the immediately preceding sentence.

[next page is the signature page]

4

Confidential

JPMCB is pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By:	/s/ Sanford Wald
Name:	Sanford Wald
Title: Vice President

Accepted and agreed to as of
the date first written above by:

ACETO CORPORATION

By:	/s/ Douglas Roth
Name: Douglas Roth
Title: Chief Financial Officer

ACETO AGRICULTURAL
CHEMICALS CORPORATION

By:	/s/ Douglas Roth
Name: Douglas Roth
Title: Secretary

CDC PRODUCTS CORPORATION

By:	/s/ Douglas Roth
Name: Douglas Roth
Title: Secretary

ACETO PHARMA CORP.

By:	/s/ Douglas Roth
Name: Douglas Roth
Title: Secretary

ACCI REALTY CORP.

By:	/s/ Douglas Roth
Name: Douglas Roth
Title: Secretary

ARSYNCO INC.

By:	/s/ Douglas Roth
Name: Douglas Roth
Title: Secretary

ACETO REALTY LLC

By:	/s/ Douglas Roth
Name: Douglas Roth
Title: Secretary

5

Confidential	Aceto Corporation

CERTAIN INDICATIVE TERMS - FOR DISCUSSION PURPOSES

December 6, 2010

This outline of terms is intended for discussion purposes only and does not represent a commitment to lend by JPMorgan Chase Bank, N.A. (“JPMCB” or the “Lender”). The following is a summary of terms and conditions of the proposed financing, it being understood that this outline of terms does not purport to summarize all the terms and conditions which would be contained in the Lender’s documentation. No credit approval has yet been obtained for these indicative terms or for any such facilities. The terms and conditions herein are subject to credit approval and, as such, may be amended or supplemented as the Lender or its counsel deem appropriate. Aceto Corporation and its affiliates each hereby further acknowledge and agree that this discussion outline is for information purposes only and is not to be shown to or relied upon by third parties.

EXISTING CREDIT FACILITIES AND REQUEST:

JPMorgan Chase Bank, N.A. (“JPMCB” or the “Lender”) currently accommodates Aceto Corporation and certain of its affiliates (collectively, “Aceto”) with a $25,000,000 unsecured revolving credit facility (the “Existing RC Commitment”) expiring December 31, 2012 under an Amended and Restated Credit Agreement dated as of April 23, 2010 (as amended from time to time, the “Existing Credit Agreement”) by and between Aceto and Chase. Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Existing Credit Agreement.

You have advised JPMCB of your intention to acquire substantially all of the assets of Rising Pharmaceuticals, Inc. (the “Seller”) (the “Acquisition”) in exchange for total consideration of $80,000,000 (the “Purchase Price”). In conjunction with the Acquisition, you have requested JPMorgan Securities, Inc. (“JPMSI”) to arrange financing of up to $80,000,000 in the aggregate (the “Credit Facilities”) to partially finance the Acquisition as well as the ongoing working capital needs of Aceto, all as more specifically set forth below.

To the extent JPMSI arranges the Credit Facilities, the Existing RC Commitment will be canceled. All legal fees and expense in connection with the documenting and closing of the Credit Facilities shall be for the account of the Borrower.

PROPOSED CREDIT FACILITIESAND AMOUNT:

1.          Up to $40,000,000 secured five year revolving credit facility (the “RC”) with sublimit of $2,000,000 for commercial and standby letters of credit issued by the Agent and risk participated in by all Lenders on a pro rata basis in accordance with their respective RC commitment amount.

2. Up to $40,000,000 secured five year term loan facility (the “Term Loan”; collectively with the RC, the “Credit Facilities”).

BORROWER:
Aceto Corporation and each of the affiliated entities identified as a “Company” in the Existing Credit Agreement and which are Domestic Subsidiaries of Aceto Corporation, jointly and severally as co-borrowers (the “Borrower”). In addition, consistent with Section 6.13. of the Existing Credit Agreement, each current or future formed entity which is a Domestic Subsidiary of Aceto Corporation shall also be required to execute a joinder agreement pursuant to which such entity agrees to be bound by all of the obligations of a Company under the Existing Credit Agreement.

LEAD ARRANGER:	JPMorgan Securities, Inc. (“JPMSI”).

LENDERS:
JPMCB and up to 2 other financial institutions acceptable to the Borrower and JPMCB. JPMCB will hold up to $40,000,000 of the Credit Facilities with the balance of $40,000,000 to be provided by one or two additional financial institutions, on the terms and conditions set forth herein, as identified and arranged by JPMSI on a best efforts basis. Each Lender would be required to hold the same pro rata share of the RC and the Term Loan.

Confidential	Aceto Corporation

PURPOSE:
The proceeds of the RC would be used: (1) to finance up $26,000,000 of the Purchase Price and (2) for general corporate purposes (subject to the terms and conditions of the agreements governing the Credit Facilities).

The proceeds of the Term Loan would be used to partially finance the Acquisition.

As we understand the transaction, the Purchase Price will be funded as follows: (1) $72,000,000 dollars comprised of (a) no less than $57,000,000 payable in cash on the closing date and (b) 1,000,000 shares of common stock of Aceto; (2) contingent consideration based upon EBITDA during the three year period following the closing date with minimum contingent consideration of $8,000,000 (the “Contingent Payout”); and (3) the assumption of (a) the Seller’s schedule trade payables incurred in the ordinary course of business in existence as of the closing date and (b) certain of the Seller’s scheduled accrued expenses, agreed to by Aceto, in existence as of the closing date. All terms and conditions of the Acquisition and the Purchase Price including but not limited to the final break down of the Purchase Price, the form of the Contingent Payout (which shall be subordinated to the repayment of the Credit Facilities on terms and conditions satisfactory to the Agent and the Lenders), and all tax, legal and accounting aspects of the Acquisition shall be satisfactory to Lenders and their counsel in all respects.

INTEREST RATE:

The Credit Facilities shall bear interest at a rate equal to the LIBOR Rate or the ABR Rate, plus the applicable Margins set forth below and which shall be based on the ratio of Consolidated Funded Debt to Consolidated EBITDA. The commitment fee shall be payable quarterly in arrears on the unused portion of the RC.

Ratio of Consolidated	Applicable	Applicable	Applicable
Funded Debt to	LIBOR	ABR	Unused
Consolidated EBITDA	Margin	Margin	Fee

< 2.0 to 1.0	225 bp	0bp	25bp
=> 2.0 to 1.0 but < 3.55 to
1.0	275 bp	25bp	37bp
> or = to 3.55 to 1.0	350 bp	100bp	50

The foregoing rates and spreads, as well as the upfront fees set forth immediately below, are indicative and subject to change based on market conditions. Structure, terms and pricing may be subject to change if syndication has not been completed and JPMSI, in consultation with you, determines changes are advisable in order to ensure a successful syndication.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month interest period on such day (or if such day is not a business day, the immediately preceding business day) plus 100 bps.

LC COMMISSION:	Commercial letters of credit: 25bp payment commission, to be shared ratably by the Lender.

Standby letters of credit: Annual commission equal to applicable LIBOR margin, to be shared ratably by the Lenders.

Confidential	Aceto Corporation

Commercial letters of credit and standby letters of credit shall be issued by the Agent and each Lender shall purchase a risk participation in accordance with their pro rata percentage of the RC commitment. The Borrower shall pay to the Agent for its own account the agent’s usual and customary fronting and processing fees for letters of credit.

INTEREST RATE PROTECTION:

The Borrower shall be required to enter into an interest rate protection arrangement satisfactory to the Agent to hedge at least 50% of the Term Loan. The obligations of the Borrower under any interest rate protection arrangement shall be secured by the Collateral outlined below on a pari passu basis with the Credit Facilities.

UPFRONT FEE:
The Borrower shall pay upfront fees to the Agent, for pro rata distribution to the Lenders, equal to: (1) TL: 37.5 bps of the RC commitment at closing ($150,000) and (2) Term Loan: 37.5 bps of the TL commitment at closing ($150,000).

AMORTIZATION:	RC: Due in full at maturity.

Term Loan:

Year 1: $6,000,000 Year 2: $6,000,000 Year 3: $7,000,000 Year 4: $8,000,000 Year 5: $13,000,000

Term Loan payments shall be paid in equal quarterly installments on the last day of each calendar quarter (ie: March 31, June 30, September 30 and December 31) commencing March 31, 2011.

MANDATORY PREPAYMENT:

The Term Loan shall be required to be prepaid in an amount equal to 50% of “Excess Cash Flow” in each fiscal year, commencing with the FQE 12/31/2011 (first mandatory prepayment due by March 31, 2012). “Excess Cash Flow” to be defined as and calculated for the rolling 12 months ended 12/31 of each calendar year: (1) the sum of net income, interest expense, depreciation and amortization expenses, income tax expense and unrealized losses less (2) the sum of unfunded capital expenditures, scheduled payments of long term debt, interest expense, income taxes paid in cash and cash dividends (not in excess of $5,800,000), all of the foregoing categories to be calculated in accordance with GAAP and measured for the immediately prior 12 month period. The maximum amount of mandatory prepayments from Excess Cash Flow shall be $5,000,000 over the life of the Term Loan (ie: once the Term Loan has been prepaid by at least $5,000,000, this provision shall no longer be applicable) and the maximum amount of mandatory prepayments from Excess Cash Flow in each year shall be as follows: (1) $1,000,000 based on Excess Cash Flow for the rolling 12 months ended 12/31/2011; ($1,000,000 based on Excess Cash Flow for the rolling 12 months ended 12/31/2012; (3) $2,000,000 based on Excess Cash Flow for the rolling 12 months ended 12/31/2013; (4) $1,000,000 based on Excess Cash Flow for the rolling 12 months ended 12/31/2014. All prepayments shall be applied to scheduled payments on the Term Loan in the inverse order of maturity.

COLLATERAL:
The Credit Facilities would be secured by: (1) first priority perfected security interest in all present and future personal property assets of the Borrower and (2) the collateral required to be delivered to the Lender pursuant to Section 6.13. of the Existing Credit Agreement (that is, 65% of the capital stock of each Subsidiary which becomes a First Tier Foreign Subsidiary).

Confidential	Aceto Corporation

BANKING RELATIONSHIP

The Borrower and its affiliates will maintain their primary depository relationship with JPMCB, subject to JPMCB’s usual and customary fee schedule for depository and treasury banking services in effect from time to time.

LOAN DOCUMENTATION:
The extension of the Credit Facilities is subject to, among other things, the preparation and execution of loan documentation satisfactory to the Agent and its counsel in all respects and which would include terms and conditions usual and customary for a transaction and credit facilities of the types contemplated herein including without limitation, (1) conditions precedent to the closing of the Credit Facilities (including but not limited to (a) the receipt and satisfactory review by the Lender of (1) the Borrower’s unaudited consolidated and consolidating financial statements for the 3ME 9/30/10 and (2) 3 year projections incorporating the impact of the Acquisition and demonstrating continued compliance with the covenants contemplated below; (b) credit approval by JPMCB of the Credit Facilities; (c) receipt and satisfactory review by the Agent and the Lenders of (1) historical “reviewed” fiscal year financial statements of the Seller for the FYE 12/31/09, 12/31/08 and 12/31/07, (2) the interim company prepared financial statements of the Seller for the 9ME 9/30/2010, (3) the due diligence results of BDO Seidman LLP with regard to the review of the Seller’s interim financial statements for the nine months ended September 30, 2010 as well as the historical accounting for discounts and allowances to gross sales and overall dilution on accounts receivable (billed to collected) as well as general internal controls of the Seller, (4) due diligence report prepared for the benefit of the Borrower by an independent industry consultant with regard to the current and projected product portfolio of the Seller and supporting the projected operating statement revenue of the Seller for upcoming 3 years; (d) payment of all fees and expenses of the JPMCB in connection with the contemplated legal documentation for the Credit Facilities including but not limited to all legal fees and expenses of JPMCB; (e) payment of the Upfront Fee to the Lenders and the Agent’s Fee to the Agent; (2) usual and customary representations and warranties of the Borrower for credit facilities and transaction of these types and usual and customary affirmative and negative covenants (including without limitation on debt, liens, guarantees, investments, mergers and acquisitions (acquisitions to be permitted provided total consideration not in excess of $5,000,000 per acquisition and not in excess of $5,000,000 in aggregate for all acquisitions in any fiscal year and provided each acquisition would otherwise constitute a “Permitted Acquisition” as defined in the Existing RC Agreement), assets sales, affiliate transactions, distributions, dividends, stock repurchases and buybacks, capital expenditures, change of control) and standard events of default.

COVENANTS:	The proposed credit agreement shall contain the following financial covenants:

●
The “Consolidated Debt Service Coverage Ratio” shall not be less than 1.25 to 1.0 at the end of any fiscal quarter, commencing with the FQE 3/31/2011. The Consolidated Debt Service Coverage Ratio shall be calculated as the ratio of (1) (a) net income plus (b) depreciation and amortization expenses plus (c) interest expense plus (d) income tax expense less (e) unfunded capital expenditures less (f) dividends, stock repurchases and redemptions for cash less (g) cash income taxes to (2) interest expense plus principal payments made on debt. All of the foregoing categories shall be calculated on a consolidated basis as follows: (1) for the FQE 3/31/2011 only; (2) for the 2 FQE 6/30/2011 only; (3) for 3 FQE 9/30/2011 only and (4) commencing with the FQE 12/31/2011, for the four fiscal quarter period most recently ended.

●
The “Domestic Debt Service Coverage Ratio” shall not be less than 1.10 to 1.0 at the end of any fiscal quarter commencing with the FQE 3/31/2011. The Domestic Debt Service Coverage Ratio shall be calculated as the ratio of (1) (a) net income plus (b) depreciation and amortization expenses plus (c) interest expense plus (d) income tax expense plus (e) for the calculation of the Domestic Debt Service Coverage Ratio for the 2 FQE 6/30/2011 only, up to $1,000,000 provided domestic cash on hand and availability under the RC is at least $1,000,000 less (f) unfunded capital less (g) dividends, stock repurchases and redemptions for cash less (h) cash income taxes to (2) interest expense plus principal payments made on debt. All of the foregoing categories shall be calculated on the basis of Aceto Corporation and its domestic subsidiaries only as follows: (1) for the FQE 3/31/2011 only; (2) for the 2 FQE 6/30/2011 only; (3) for 3 FQE 9/30/2011 only and (4) commencing with the FQE 12/31/2011, and for the four fiscal quarter period most recently ended.

Confidential	Aceto Corporation

●	Consolidated EBITDA for the FQE 12/31/2010 alone shall not be less than $1,800,000.

●	Domestic EBITDA for the FQE 12/31/2010 alone shall not be less than $400,000.

●	The ratio of Consolidated Total Funded Debt to Consolidated EBITDA shall not be greater than:

Closing – 12/30/2011	3.55 to 1.0
12/31/2011 – 12/30/2012	3.00 to 1.0
12/31/2012 and thereafter	2.50 to 1.0

●	Consolidated cash and cash equivalents shall not be less than $12,000,000 at any time.

●	Cash dividends shall not exceed $5,800,000 in any fiscal year.

●	Stock buybacks, repurchases and redemptions shall not be permitted during the term of the RC and Term Loan.

REPORTING REQUIREMENTS	The Borrowers will be required to provide the following financial information and statements in form and content acceptable to JPMCB, as set forth below:

Within 90 days after the Borrower’s fiscal year end, (1) the unqualified audited annual financial statements of Borrower on a consolidated basis with each subsidiary, prepared by independent certified public accountant acceptable the Agent and the Lenders (the “CPA”) and (2) a copy of the management letter, if any, provided to the Borrower by the CPA.

Within 90 days after the Borrower’s fiscal year end, the management prepared and certified consolidating annual financial statements of Borrower with each subsidiary.

Within 45 days after the Borrower’s fiscal quarter end, the management prepared and certified consolidated and consolidating financial statements of Borrower with each subsidiary for the fiscal quarter then ended and on a year to date basis.

Within 30 days after the end of each fiscal year, the Borrower’s annual operating / business plan for the following fiscal year, in form, substance and detail satisfactory to the Agent and the Lenders.

Quarterly compliance certificates.

EVENTS OF DEFAULT

Usual and customary for transactions of this type including without limitation (1) nonpayment of principal, interest, fees or other amounts; (2) violation of covenants (20 day cure period for certain affirmative covenants from date of default); (3) inaccuracy of representations and warranties; (4) cross default; (5) bankruptcy and other insolvency events; (6) change of control; (7) the cost of remediation with respect to the Carlstadt Real Property (as defined in the Existing RC Agreement) (exclusive of those costs paid by BASF Corporation) exceeds $6,000,000 in the aggregate.

Confidential	Aceto Corporation

MISCELLANEOUS
The credit agreement contemplated herein shall contain standard miscellaneous provisions relating to, among other things, voting rights, assignments and participations, yield protection and expenses/indemnifications, all satisfactory to JPMCB.

GOVERNING LAW	New York.

MARKET DISRUPTION:

Notwithstanding anything contained herein to the contrary, in the event any material change shall occur in the financial markets after the date of this proposal, including but not limited to any governmental action or other event which materially adversely affects the extension of credit by banks or other lending institutions, JPMCB may withdraw this proposal or modify any of the terms and conditions thereof, including without limitation the indicative pricing described herein.

You acknowledge that JPMorgan Chase may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transaction described herein and otherwise. JPMorgan Chase will not use confidential information obtained from you by virtue of the transaction contemplated by this term sheet or their other relationships with you in connection with the performance by JPMorgan Chase of services for other companies, and JPMorgan Chase will not furnish any such information to other companies. You also acknowledge that JPMorgan Chase has no obligation to use in connection with the transactions contemplated by this term sheet, or to furnish to you, confidential information obtained from other companies.